Chrysler Financial	Distribution Date:	08-Apr-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)		Page 1 of 2

Payment Determination Statement Number	3
Distribution Date	08-Apr-05

Dates Covered	From and Including	To and Including
Collections Period	01-Mar-05	31-Mar-05
Accrual Period	08-Mar-05	07-Apr-05
30/360 Days	30
Actual/360 Days	31

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	125,668	1,975,381,456.12
Collections of Installment Principal		45,821,653.30
Collections Attributable to Full Payoffs		36,061,741.92
Principal Amount of Repurchases		11,068.97
Principal Amount of Gross Losses		566,821.45

Pool Balance — End of Period	121,434	1,892,920,170.48

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	89.48%

Ending O/C Amount	128,355,898.24
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	107.27%

Cumulative Net Losses	351,218.25
Net Loss Ratio (3 mo. Weighted Avg.)	0.0687%
Cumulative Recovery Ratio	57.06%
60+ Days Delinquency Amount	2,891,661.16
Delinquency Ratio (3 mo. Weighted Avg.)	0.07820%

Weighted Average APR	6.486%
Weighted Average Remaining Term (months)	48.47
Weighted Average Seasoning (months)	14.82

Chrysler Financial	Distribution Date:	08-Apr-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)		Page 2 of 2

Cash Sources
Collections of Installment Principal	45,821,653.30
Collections Attributable to Full Payoffs	36,061,741.92

Principal Amount of Repurchases	11,068.97	O/C Release	(Prospectus pg S18-S20)
Recoveries on Loss Accounts	363,664.72	Pool Balance		1,892,920,170.48
Collections of Interest	10,468,061.70	Yield Supplement O/C Amount		(71,318,559.01)

Investment Earnings	137,074.26	Adjusted Pool Balance		1,821,601,611.47
Reserve Account	5,000,000.00

Total Sources	97,863,264.87	Total Securities		1,764,564,272.24

		Adjusted O/C Amount		57,037,339.23
Cash Uses
Servicer Fee	1,646,151.21	Target Overcollateralization Amount		91,080,080.57
A Note Interest	4,895,428.21
Priority Principal Distribution Amount	0.00	O/C Release Period?		No
B Note Interest	194,000.00
Reserve Fund	5,000,000.00	O/C Release		0.00
Regular Principal Distribution Amount	86,127,685.45
Distribution to Certificateholders	0.00

Total Cash Uses	97,863,264.87

Administrative Payment
Total Principal and Interest Sources	97,863,264.87
Investment Earnings in Trust Account	(137,074.26)
Daily Collections Remitted	(93,451,064.67)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,646,151.21)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,371,025.27)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Notes
Class A-1 500,000,000 @ 2.63%	350,691,957.69	264,564,272.24	86,127,685.45	172.2553709	794,219.87	1.5884397	500000000
Class A-2 595,000,000 @ 3.17%	595,000,000.00	595,000,000.00	0.00	0.0000000	1,571,791.67	2.6416667	595000000
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333	500000000
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667	345000000
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333	60000000

Total Notes	1,850,691,957.69	1,764,564,272.24	86,127,685.45		5,089,428.21		2,000,000,000.00

*	Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 31